Exhibit 99.2

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Avista Energy, an Avista Corp. Subsidiary, Expects First Quarter 2005 Net Loss
Loss in Avista Energy’s natural gas portfolio will result in first quarterly net loss after 19 consecutive profitable quarters and will impact Avista Corp.’s Q1 2005 earnings

SPOKANE, Wash. – April 1, 2005, 5:30 a.m. PST: Avista Corp. (NYSE: AVA) announced today that its energy marketing and resource management subsidiary, Avista Energy, will suffer a net loss for the first quarter of 2005, breaking a string of 19 consecutive quarters of positive earnings contributions.

Gary G. Ely, board chairman, president and chief executive officer for Avista Corp., said the net loss at Avista Energy is the result of poor performance in Avista Energy’s natural gas portfolio.

“We continue to produce positive results on the power side of Avista Energy’s business, and we continue to adhere to our disciplined risk management approach to the marketplace. But natural gas markets have not performed on a regional basis as they have historically, nor have they performed in a way that we envisioned in our forecasts,” Ely said.

Ely said that the anticipated net loss is based on Avista Energy’s known results for January and February and expected results for March, though the books for March are not yet closed. He said the company will provide detail around Avista Energy’s performance when quarterly corporate earnings are announced pre-market on Wednesday, April 27, 2005. Ely said the company will also address 2005 earnings guidance in the first quarter 2005 earnings report.

“While disappointed with Avista Energy’s first quarter performance, we continue to believe in the business model for Avista Energy. We have taken actions to address the issues of this past quarter, and we will continue to assess our market strategies, particularly in light of recent market trends,” Ely said.

Avista Corp. is an energy company involved in the generation, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides service to 330,000 electric and 305,000 natural gas customers in four western states. Avista’s non-regulated subsidiaries include Avista

Advantage and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding earnings expectations. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond the company’s control, and many of which could have a significant impact on the company’s operations, results of operations and financial condition, and could cause actual results to differ materially from those anticipated in such statements.

For a discussion of material risks and uncertainties and other important factors please refer to Avista Corp.’s Annual Report on Form 10-K for the year ended Dec. 31, 2004. The forward-looking statements contained in this overview speak only as of the date hereof. The company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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